Exhibit 99.1

ADVANCEPCS

Guide for Business Conduct

ECHO: Ethics and Compliance for a Healthy Organization

Inside of Front Cover

The Business of AdvancePCS:

Improving the quality of care while lowering costs

Benefit Management – Efficient and cost effective delivery of traditional and specialty pharmacy benefits

Medical Management Support – Enhanced clinical activities which improve the care for patients with chronic, complex and progressive conditions

Pharmaceutical Care Consultations – Enhanced clinical activities which further improve the quality and cost effectiveness of traditional pharmacy.

Custom Consultation and Clinical Analysis – Specialized information services for decision support.

Message

Dear Colleague:

We have always been committed to “doing the right thing” at AdvancePCS. How we achieve our business objectives is just as important as what we achieve. “Doing the right thing” means meeting our business objectives legally, ethically and in a way that reflects our corporate values.

The ECHO Guide for Business Conduct is designed to educate you on the legal and ethical rules of acceptable business practices, raise awareness of questionable conduct and provide ways to ask questions and report potential problems.

You should read and understand the policies and principles in the ECHO Guide. The ECHO Guide cannot cover every situation where you may be required to make a decision. The resources described in the ECHO Guide, your colleagues, as well as your own sense of fairness, honesty and integrity, should guide you.

If you have questions, ask. If you see any possible problems, you must raise your concern.

Our most valuable asset is our people, who have built our Company’s outstanding reputation. It requires a team effort to promote and protect that reputation.

Sincerely,

David D. Halbert

Chairman and Chief Executive Officer

Table of Contents

Your ECHO Responsibilities

Employees

Leaders

Employees Involved with Financial Accounting and Financial Reporting

Board Members

The Company

ECHO Program

ECHO Resources

ECHO Leadership

The Audit Committee

ECHO Advisory Line

Reporting Possible Problems

Addressing Reported Problems

No Retaliation Policy

Disciplinary Action

Waivers

Other Policies

Changing the ECHO Guide

Using the ECHO Guide

ECHO Guide

Getting Answers

Conducting Our Business

Business Records

Insider Trading

Questionable Payments

Professional Services

Confidentiality

Antitrust, Sales Practices and Competitive Information

Conflicts of Interest

Gifts and Entertainment

Working with Others

Treating Each Other With Respect

Equal Employment Opportunity

Harassment

Safety and Health

Protecting Resources

Company Property

Intellectual Property

Media, External and Governmental Contacts

ECHO Glossary

Acknowledgement

Our Values

Your ECHO Responsibilities

The ECHO Guide applies to all employees of AdvancePCS and its subsidiaries, whether an employee is full-time, part-time or temporary. It also applies to the members of our Board of Directors when acting on behalf of the Company. The Company also expects our contractors, suppliers and business partners to adhere to applicable provisions of the ECHO Guide when dealing with AdvancePCS and its employees (for example, our policy on Gifts and Entertainment).

Employees

As an employee, you are expected to:

•	Read and understand the ECHO Guide

•	Learn the details of the policies that apply to your job

•	Use the resources available to you

•	Take the training required to do your job

•	Follow the ECHO Guide, as well as the laws, regulations and policies that affect your job

•	Ask questions and get advice before you act

•	Report possible problems

•	Cooperate with internal investigations

Leaders

Employees in a management role must set an example by demonstrating ethical leadership. Leaders are also expected to:

•	Lead by example

•	Display a thorough knowledge of our values, commitments and business conduct standards

•	Promote compliance with the ECHO Guide, laws, regulations and policies that affect our business

•	Encourage employees to ask questions and get advice before they act

•	Provide prompt guidance on ethics and compliance questions

•	Ensure employees get the training they need

•	Respond promptly to all reports of possible problems

•	Support and enforce the no retaliation policy

Employees Involved with Financial Accounting and Financial Reporting

Any employee, including our Chief Executive Officer and Chief Financial Officer, with responsibility for preparing periodic reports and other documents filed with the Securities and Exchange Commission, and other public communications by the Company, shall ensure such reports and documents are complete, accurate, fair, timely and understandable. All reports and documents should be prepared in accordance with the Company’s accounting policies and procedures, as well as generally accepted accounting principles (GAAP). This applies to any employee that is involved in writing, reviewing, signing or certifying the information contained in these reports and documents.

Board Members

Board members are responsible for providing overall guidance and oversight for all of our Company’s business practices. Board members should:

•	Lead by example

•	Display a thorough knowledge of our values, commitments and business conduct standards

•	Read, understand and follow the ECHO Guide

•	Exercise good business judgment in a manner that you reasonably believe is in the best interests of the Company and its shareholders

•	Ensure that management acts with honesty, integrity and loyalty

•	Ensure that employees can raise questions about our business practices without fear of retaliation

The Company

AdvancePCS is responsible for providing you with the tools you need to do your job legally and ethically. We will provide you the information and resources you need to follow this Guide by offering:

•	Policies and procedures

•	Training and education

•	Resources where you can get advice and make reports, such as Human Resources, the Law Department and the ECHO Program

We are also committed to:

•	Addressing reported problems

•	Enforcing the no retaliation policy

•	Disciplining employees that violate the ECHO Guide, the law or any other Company policy

ECHO Program

As highlighted in our corporate values, AdvancePCS is committed to conducting business with integrity. Obeying the law—both in spirit and in letter—is the foundation upon which the ECHO Program is built. You must respect and obey the laws that affect our business. However, sometimes obeying the law is not enough. You need to be familiar with all of our policies and ethical standards that may affect how you perform your job. The ECHO Program helps ensure you have the tools you need to do your job legally and ethically.

ECHO Resources

The ECHO Program offers many resources to address your questions or concerns, including:

•	This ECHO Guide

•	Education and training

•	ePlace,[1] with links to policies, forms, educational information and current compliance-related news

•	Local ECHO Program representatives

•	ECHO newsletters

•	ECHO Leader’s Guide

•	Chief Compliance Officer and other members of the Business Practices and Compliance Department

•	Toll-free advisory line (1-866-5ADVPCS)

[1]	From the ePlace home page: click on “Corporate” and then click on “Our Ethics.”

ECHO Leadership

The Business Practices and Compliance Department, led by the Chief Compliance Officer, administers the ECHO Program. You are encouraged to contact the Business Practices and Compliance Department to discuss your questions or concerns.

The Chief Compliance Officer is accountable to the Board of Directors and the Compliance Committee (which includes our Chief Executive Officer and Chairman of the Board).

In addition to the Chief Compliance Officer and the other members of the Business Practices and Compliance Department, many AdvancePCS locations have a locally based ECHO Program representative who can provide advice and information.

Through ePlace,2 you can find additional information about our:

•	Chief Compliance Officer

•	Business Practice and Compliance Department members

•	Compliance Committee members

•	Local ECHO Program representatives

The Audit Committee

The Audit Committee of the AdvancePCS Board of Directors has created a process so that you can report concerns about accounting, internal controls or auditing matters to the Committee. If you want to report a concern to the Audit Committee, you should contact the Chief Compliance Officer. The Chief Compliance Officer will make sure your concern is communicated to the Chairperson of the Audit Committee of the Board.

ECHO Advisory Line

The ECHO Advisory Line is another resource to ask questions or raise concerns. It is available 24 hours a day, 7 days a week and may be contacted directly at 1-866-5ADVPCS (1-866-523-8727). The ECHO Advisory Line does not record the identity or location of the caller. All calls to the Business Practices and Compliance Department or the ECHO Advisory Line are handled as promptly, fairly and confidentially as possible. When you call, you may remain anonymous if you wish, although this may make it more difficult to resolve your concerns.

More detail about how the ECHO Advisory Line works can be found on ePlace.*

[2]	From the ePlace home page: click on “Corporate” and then click on “Our Ethics.”

Reporting Possible Problems

We cannot fix problems if we don’t know about them. We are all responsible to report activity that appears to violate laws or regulations, this ECHO Guide or AdvancePCS’ policies or contracts. If you think there is a possible problem, you must report your concern to someone in your management chain, Human Resources, the Chief Compliance Officer or another member of the Business Practices and Compliance Department, a Compliance Committee member, the ECHO Advisory Line (1-866-5ADVPCS) or a local ECHO Program representative.

Addressing Reported Problems

All reports will be taken seriously. We will investigate all reported concerns—as promptly, fairly and confidentially as possible—and, where needed, resolve those concerns appropriately. If you are interviewed as part of an investigation, we trust that you, in turn, will answer questions honestly and completely and do your part to maintain the confidentiality of the investigation.

If we find that a problem exists, we will take appropriate action, which could include discipline against the offending party, changing our business practices or notifying a governmental agency. We will also make changes to prevent similar problems in the future.

More detail about how the Business Practices and Compliance Department addresses reported problems can be found on ePlace.3

No Retaliation Policy

The Company has a “no retaliation policy.” This means that no adverse action will be taken against you for reporting a possible problem or providing information related to a possible problem. However, if you make a false report or an allegation you know to be untrue, disciplinary action could result. Discouraging someone else from reporting a possible problem is also prohibited.

Disciplinary Action

Violations of laws or regulations, this ECHO Guide or AdvancePCS’ policies or contracts can have severe consequences for you and for the Company. Some violations may even be criminal in nature and punishable by fine or imprisonment. Violations can jeopardize our relationships with our customers and business partners. If you violate any laws or regulations, AdvancePCS policies or contracts, you will be subject to discipline. Disciplinary action may range from verbal counseling to termination of your employment, depending upon the severity of the violation. Violations may also be disclosed to local, state or federal authorities or regulatory agencies.

[3]	From the ePlace home page: click on “Corporate” and then click on “Our Ethics.”

Waivers

On rare occasion, a provision of the ECHO Guide might be waived. In those rare situations, approval to waive a provision of the Guide must be obtained by the Chief Compliance Officer and the Compliance Committee. If an executive officer or director requests a waiver, the request can only be granted by the Board of Directors or a designated Board committee. Waivers will be promptly disclosed as required by law or regulation.

Other Policies

The ECHO Guide is only a summary of the more common legal and ethical policies that may affect you. More detail about how the ECHO Program works, as well as the policies referenced in this Guide, can be found in the ECHO Plan Document. You can find the ECHO Plan Document and other ECHO Program policies on ePlace.4

Other areas of the Company may also develop policies related to legal and ethical behavior, such as Human Resources, the Law Department and Information Security. Make sure you are familiar with all the policies that apply to your job.

The ECHO Guide, like all other Company policies, does not constitute a contract of employment. Employment with AdvancePCS is “at will.” This means that either you or the Company can terminate your employment at any time without cause.

Changing the ECHO Guide

The Company may change information in the ECHO Guide at any time. You should stay on top of these changes by reading notices you receive and regularly checking the master version of the ECHO Guide on ePlace.*

[4]	From the ePlace home page: click on “Corporate” and then click on “Our Ethics.”

Using the ECHO Guide

ECHO Guide

Each day you make choices that are critical to our success. The ECHO Guide is a practical reference that can help you make good decisions. Use the ECHO Guide to learn how to:

•	Deal with difficult questions about on-the-job conduct

•	Apply the policies and laws to your job duties

•	Work with our customers, members, pharmaceutical manufacturers, network pharmacies, suppliers, other business partners and competitors

•	Ask questions and report possible problems

•	Contact the ECHO Program

As you read the ECHO Guide, think about how these guidelines apply to your job. Consider how you might handle situations to avoid unethical, illegal or improper actions. Each section of this ECHO Guide includes questions and answers that help clarify how our rules apply to everyday business situations.

Getting Answers

Most of us have faced a difficult situation where the right course of action was hard to determine. If you are having a difficult time making a decision, try answering these questions:

•	What are the issues?

•	Have I reviewed the facts carefully?

•	Have I used the resources available to me?

•	Have I thought carefully about my options?

•	What are the consequences of my choices?

•	Would I be comfortable if my decision were reported to our Chief Executive Officer, our Board of Directors or on the front page of the newspaper?

By reading the ECHO Guide and understanding the Company’s expectations, you will be prepared to handle most situations. If you still need help, you have several other resources for guidance:

•	Your manager or anyone else in your management chain

•	Human Resources

•	Local ECHO representative

•	Business Practices and Compliance Department

•	Law Department

•	ECHO Advisory Line at 1-866-5ADVPCS (1-866-523-8727)

Confidentiality make all tabular headings the same my cut and paste has broken the continuity

During the course of your work, you may come across sensitive information about the Company, fellow employees, customers, members and other business partners. Because our relationship with these groups is based on trust, it is critical that you keep all sensitive information in confidence.

Patient-Identifiable Data

Through our health improvement and pharmacy benefit management, we have been entrusted with prescription drug records and health benefit information for millions of Americans. Patient-identifiable information, also known as Protected Health Information or PHI, includes things like prescription and other health-related records, social security numbers, telephone numbers and addresses. We must all recognize the extreme sensitivity of this information and the potential harm that could result if it is handled inappropriately.

There are many federal and state laws (like HIPAA, the Health Insurance Portability and Accountability Act of 1996) that guide how we handle this data. We also have ethical obligations to keep this information confidential. Each of us must take these responsibilities very seriously.

As part of our commitment to maintaining the confidentiality and integrity of such information, we have established policies and procedures to protect patient-identifiable information, such as the Company’s Credo on Patient Confidentiality. Our policies and procedures help make sure that patient-identifiable information is used and shared appropriately. Make sure you understand how these policies and procedures relate to your job.

Employee Information

Employee information may only be used for valid business purposes. This includes personnel file information, health records, home addresses and telephone numbers. Generally, only management, Human Resources and the Law Department have access to an employee’s records. Additionally, you may review your own information with your Human Resources representative. For more information about access to employee information, refer to the AdvancePCS Employee Handbook on ePlace.5

While we respect employees’ privacy, we reserve the right to inspect our facilities and property, such as computers, telephone records, lockers, e-mail, files, business documents and workplaces. Employees should not expect privacy when using Company-provided services or equipment.

[5]	From the ePlace home page: click on “HR”, next click on “Forms & Policies,” and then click on “Employee Handbook.”

Company Information

You may have access to sensitive information about the Company and its business partners. This information must also be protected from inappropriate disclosure. Examples of this type of information include:

•	Client data, including enrollment, benefit and prescription drug claim information

•	Pharmacy network information

•	Pharmaceutical manufacturer data

•	Financial information

•	Business plans

•	Intellectual property

The duty to keep information in confidence continues even after you leave AdvancePCS.

Information Security helps protect the Company’s confidential and proprietary information, as well as sensitive information that may have been entrusted to us from our customers, members and our business partners. Check ePlace6 for additional policies and information about protecting confidential and proprietary information.

Talk with your manager or Information Security if you have questions about how to handle sensitive information of any kind.

Key Points

➢	Know and follow all of the Company’s policies and procedures related to protecting patient-identifiable data, including the Credo on Patient Confidentiality.

➢	Disclose confidential information only to those AdvancePCS employees that need the information to do their job.

➢	Remove all identifiable information from e-mails or other communications about a member when the business purpose no longer requires this information.

➢	Remove all confidential information from samples and training materials.

➢	Make sure you have permission to share confidential information about a client, member or business partner with a third party.

➢	Double-check the recipient list before sending e-mail with confidential information.

[6]	From the ePlace home page: click on “Department Sites”, next click on “By Department”, and then click on “Information Security.”

➢	Always use the “shred it” trash bins when disposing of any documents with confidential information.

In Action

Q: I am concerned about another employee who has missed a lot of work. I have access to prescription claims information for all AdvancePCS employees. Can I look up my friend’s prescription records and see if he is really ill?

A: No. While you may have good intentions, this would violate our policies and the law. Health records are given the highest level of confidentiality under the law. You may use a member’s drug information for business purposes only.

Q: I saw some patient-identifiable data by the photocopier. It was unattended. What should I do?

A: If you find unattended patient information, you should pick it up and hold it in a confidential envelope. Then, contact the Business Practices and Compliance Department or Information Security for further guidance.

You should always protect patient-identifiable data. If you are called away from your work area while handling this data, place the information in a file folder or drawer. You should also close or minimize your computer screen if it contains any patient-identifiable data. When you leave your work area at the end of the day, all patient-identifiable information must be locked in a file cabinet or drawer.

Q: AdvancePCS is using a local contractor to make some minor repairs to our office area. I like their work, and may want to use them for some home remodeling I want to do. Can I look at their pricing information to determine how expensive they are?

A: No. This is not an appropriate use of our business partner’s information. Contractors trust AdvancePCS to keep their pricing information confidential. If you would like to use this contractor, you may. Ask the contractor to contact you at home.

Conflicts of Interest

A conflict of interest occurs when an outside interest, influence or relationship interferes—or appears to interfere—with the Company’s interests.

When you have a personal interest in a matter, your judgment may be compromised and your loyalties may be divided. You should base business decisions on AdvancePCS’ needs, rather than your own interests or the interests of family or friends.

Conflicts of interest can cause serious problems for both the Company and you. As a result, you must avoid even the appearance of a conflict. If you are unsure if a situation creates an actual or potential conflict, you must bring the situation to the attention of your manager.

Additionally, all actual or potential conflicts of interest must be disclosed in writing to your manager and the Business Practices and Compliance Department.

Conflicts of interest tend to arise most often in the situations described below. These are general examples and are not the only possible conflicts. Although you may not see a specific situation here, you are still responsible for recognizing potential conflicts of interest, consulting with your manager to resolve the conflict and notifying the Business Practices and Compliance Department.

Interests in Other Businesses

Your loyalty may be divided if you have a financial interest in a business with which AdvancePCS has dealings. This business could be a customer, supplier, competitor or other business partner. This financial interest can easily impair your judgment or your actions in carrying out a work assignment. Therefore, you must avoid having any interest, regardless of its size or perceived importance, which could affect or appear to affect your fairness and decision-making. You may, however, own up to one percent of the stock of a publicly traded company that is a customer, supplier, competitor or other business partner of AdvancePCS.

AdvancePCS Business Opportunities

You may not take advantage of business opportunities you discover as a result of your employment with the Company when you know, or have reason to believe, the opportunity may be of interest to AdvancePCS. Examples of “business opportunities” include: a building AdvancePCS is thinking about leasing, a company AdvancePCS is considering for acquisition or a new product that is under evaluation. You have a duty to promote the Company’s legitimate interests whenever you have the chance to do so.

Relationships with Other Businesses

Your loyalty may be divided if you have an organizational relationship with a company with which AdvancePCS does business. All requests to serve on the Board of Directors of a company that is an AdvancePCS customer, supplier, competitor or other business partner must be approved, in advance, by the Compliance Committee. The Compliance Committee may deny a request, at its sole discretion. Service by a family member or close friend as a director of one of our customers, suppliers, competitors or other business partners can also raise conflict of interest concerns.

Outside Employment

While the Company does not prohibit you from working at a second job, you need to carefully consider whether the second job creates a conflict of interest. You should also think about whether it could negatively impact your ability to do your job. The following situations must be avoided:

•	Outside employment that may embarrass or discredit the Company

•	Being unable to devote the time and effort necessary to complete your work for the Company

•	Performing outside work while on Company time or while using the Company’s property, facilities, or supplies

•	Working for an existing or potential customer, supplier, competitor or other business partner of AdvancePCS

•	Outside employment that involves the sale of products or delivery of services to any AdvancePCS customer, supplier, competitor or other business partner

•	Outside employment that would involve the use or disclosure of any confidential or proprietary information

Note, the Company may, under certain circumstances, permit you to maintain a second job at a retail pharmacy.

Key Points

➢	Prior to taking a second job, make sure it does not create a conflict of interest or prevent you from devoting the time necessary to do your job at AdvancePCS.

➢	You generally may serve on the board of directors of a local charity or foundation. Board positions with a customer, supplier, competitor or other business partner, need to be approved by the Compliance Committee in advance of accepting such a position.

➢	If you think a conflict of interest might exist, immediately discuss the circumstances with your manager.

➢	Actual or potential conflicts of interest must be disclosed in writing to your manager and the Business Practices and Compliance Department.

In Action

Q: I would like to work at a pharmacy on the weekends to earn some extra cash. Is this ok?

A: Maybe. You generally are not allowed to work for one of the Company’s business partners. However, with your manager’s approval, you may be permitted to work for a retail pharmacy as long as your schedule with AdvancePCS is your first priority and you follow all other guidelines regarding a second job. If the manager approves your request, you should notify the Business Practices and Compliance Department, in writing, about this additional employment. You would not, however, be permitted to work for a mail service pharmacy, which would be a direct competitor of AdvancePCS.

Q: My wife is considering accepting a board position with one of our customers. Is this a problem?

A: Possibly. You need to avoid situations that create the perception of a conflict of interest. Just because your wife is considering accepting the board position, rather than yourself, does not fix the perception problem. You should discuss the situation with your manager or the Business Practices and Compliance Department. They can help review the facts to see if this particular situation is a problem.

Q. I work in Information Technology. I am thinking about partnering with some friends to develop some software. I plan to work with my friends on the weekend. Is this ok?

A: Possibly. You need to make sure that your development work doesn’t interfere with your schedule at AdvancePCS. You may not use the Company’s assets or confidential or proprietary information. You also need to make sure that the type of software you are developing doesn’t create a conflict of interest for you. For example, software to teach children to read and write Spanish would not create a conflict of interest. However, software that would be used on a PDA to remind patients to take their vitamins and medication might be a conflict. You should discuss the situation with your manager or the Business Practices and Compliance Department. They can help review the facts to see if this particular situation is a problem.

Q: I hold stock in a pharmaceutical manufacturer with whom AdvancePCS does business. Do I have to sell my stock?

A: No, if you, together with your family, own less than one percent of the outstanding shares in a publicly traded company. However, you should become familiar with the Insider Trading Policy on Page x when buying or selling securities of any of our business partners.

Gifts and Entertainment

Giving and accepting gifts may—or appear to—compromise your independence and objectivity. This perception can damage your personal reputation and AdvancePCS’ reputation for integrity.

A gift can be anything of value, including goods, services, favors, meals, trips or entertainment. Donations to a favorite charity can also be seen as a gift. You should not accept a gift from someone doing—or hoping to do—business with AdvancePCS unless you follow the guidelines below.

Giving Gifts

We compete solely on the merits of our products and services. You should not give or offer any gift if, under the circumstances, this raises questions about its appropriateness. We may provide gifts and meals of reasonable value in the course of doing business with commercial customers or non-government personnel, as long as the practice does not conflict with our standards or the receiving organization’s standards.

Receiving Gifts

You may not accept gifts of money under any circumstances. Additionally, you may not solicit other gifts, gratuities or any other personal benefit or favor from customers, suppliers, business partners or other persons seeking to do business with the Company.

You may receive unsolicited gifts of nominal or modest value that a reasonable person would not believe was an attempt to “buy” your judgment. This should be an infrequent occurrence. You may also accept promotional items, such as pens, notepads or coffee mugs.

Entertainment

From time to time, you may offer or accept entertainment if the entertainment is reasonable, occurs infrequently and does not involve lavish expenditures. Offering or accepting entertainment that is not a reasonable complement to a business relationship, but is primarily intended to gain favor or influence, must be avoided.

Generally, you should not accept gifts or entertainment from those with whom we do business unless this serves a legitimate business purpose. Never accept gifts or entertainment that:

•	Make you feel obligated

•	Seem extravagant or unusually expensive

•	Would embarrass the Company

Government Relationships

Dealings with government officials are subject to even stricter standards. Most government agencies do not allow their employees to accept even nominal gifts. Do not give gifts or gratuities of any kind to any federal, state or local government employees, including physicians employed by the government or serving as government consultants.

Honoraria

Occasionally, you may receive an honorarium for speaking at a conference, presenting a paper, or serving on an advisory board. If you accept an honorarium, it must be turned over to the AdvancePCS Foundation for Seniors. The foundation makes grants available to agencies in Texas, Arizona, and Maryland that serve seniors.

Pharmaceutical Manufacturers

If you work in the Trade Relations or Clinical Division, you must be extra careful when dealing with pharmaceutical manufacturers. Because of the scrutiny surrounding our relationship with pharmaceutical manufacturers, the Interactions with Pharmaceutical Manufacturers Policy* requires you to report all gifts and gratuities that you receive from pharmaceutical manufacturers to help ensure adherence to our policies.

There are many important business reasons for interacting with pharmaceutical manufacturers outside the normal work place, such as educational meetings, advisory boards and the like. After consulting with your manager, you can take advantage of appropriate opportunities as long as you follow the ECHO Guide and the Interactions with Pharmaceutical Manufacturers Policy.

Key Points

➢	On occasion, you may accept or treat a customer, supplier or other business partner to a meal or other event if this will strengthen business relationships.

➢	It is always safest to avoid gifts and gratuities. However, if you do accept a gift or gratuity, make sure it meets Company policy.

➢	Gifts and gratuities should not be a frequent occurrence and should not reflect a pattern or the appearance of a pattern of frequent acceptance of courtesies from the same entities or persons.

➢	Don’t accept any gifts or gratuities that you would feel uncomfortable discussing with your manager or having known by the public.

➢	Do not give any gifts or extend any other courtesies (such as meals) to governmental employees.

➢	Check with your manager or ePlace[7] to see if any other rules regarding gifts and gratuities apply to you. Certain areas, like the Trade Relations and Clinical Division,

*	From the ePlace home page: click on “Corporate” and then click on “Our Ethics.”

have additional reporting responsibilities regarding gifts and gratuities from pharmaceutical manufacturers.

In Action

Q: I plan to attend a pharmaceutical conference where manufacturers will give away promotional items at their booths. Can I accept these items?

A: Yes. As long as the items are of nominal value and are given away freely to all attendees, you may accept the gifts. Pens, pencils, notepads, or other similar “reminder” items that carry a company’s product name or logo are generally acceptable.

Q: A salesman from an office equipment supplier we do business with has sent me a digital camera. The salesman knows that I am an amateur photographer. May I keep it?

A: No. You should return the camera. Thank the salesman for the thoughtful gift. Explain that you cannot accept it because it might appear that your business judgment was influenced by his gift. You should disclose the situation to your manager.

Q: I received a $25 gift certificate to a local restaurant for my birthday from a customer. I have worked with this customer for many years and we have developed a great working relationship. Do I have to return the gift certificate?

A: No. This was an unsolicited gift of modest value. Additionally, because it was your birthday and you have a long-standing relationship with this customer, it is very unlikely that a reasonable person would view this gift as an attempt to “buy” your judgment.

Q: I am scheduled to visit a supplier’s facility in another state. The supplier has offered to provide lodging and air transportation. How should I handle the situation?

A: You should tell the supplier that you will pay your own way. AdvancePCS will reimburse you for your travel expenses.

Questionable Payments

Customers and other business partners should choose our services because of their value, not because they received something extra from us, such as a kickback. A kickback is the exchange of money, fees, commissions, credits, gifts, favors or anything of value in return for favorable treatment.

You should never offer, give, ask for or accept a kickback from a customer, supplier, pharmaceutical manufacturer or other business partner.

There are many laws that prohibit giving or receiving something of value in exchange for business referrals, to promote the sale of a product or to secure more business. Pharmaceutical marketing practices are closely scrutinized under these laws. Payments or gifts from pharmaceutical manufacturers are improper if they are made to generate more business for the manufacturer, relate to the volume of business generated, are more than nominal in value or are unrelated to any service other than the referral of patients.

We must be very careful that our contracts with pharmaceutical manufacturers are appropriately structured. All contracts with pharmaceutical manufacturers must be reviewed by the Law

Department before they are signed to make sure that any revenue we receive from pharmaceutical manufacturers (like rebates, administrative fees and service payments) is lawful.

Key Points

➢	Don’t accept payments or gifts that are intended to increase the volume of business that suppliers, pharmaceutical manufacturers or other business partners do with AdvancePCS.

➢	You should not accept anything from a pharmaceutical manufacturer in exchange for favorably considering its product, such as including a drug in our formulary or promoting a product to our customer.

In Action

Q: It sounds like the rebates we receive from pharmaceutical manufacturers could be seen as a kickback. Is anyone looking into this?

A: Rebates from pharmaceutical manufactures are recognized by the federal government as an appropriate and legal form of discount. Discounts, and certain other payments from pharmaceutical manufacturers, are allowed under exceptions to the laws that deal with kickbacks. These laws, and their exceptions, are complicated. The Law Department should always be consulted to make sure that any revenue we receive from pharmaceutical manufacturers is appropriate and lawful.

Q: I work in the Network division. An employee from a regional pharmacy chain indicated he could help get AdvancePCS a seat on a state board of pharmacy if AdvancePCS could help increase the network reimbursement rate for one of our customers. The pharmacy’s current network rate is probably a little low. Seems like a win-win to me. Is this ok?

A: No. First and foremost, the Company always acts in the best interests of our customers. Increasing the network reimbursement rate would not be in the customer’s best interest. Additionally, getting help from the pharmacy chain to secure a seat on a state board of pharmacy could be considered a form of kickback. A kickback isn’t just money. It also includes gifts or favors in return for favorable treatment.

Antitrust, Sales Practices and Competitive Information

Healthy business competition is the foundation for a prosperous economy. Antitrust laws prohibit agreements, as well as a wide range of practices, that eliminate or discourage competition. Even when the intent is not to limit competition, agreements and business practices may still be unlawful if they have a negative impact on competition! Violations of these laws carry stiff monetary fines and jail terms.

The Company is committed to fair and competitive sales practices. We will not engage in practices that would unfairly limit trade or exclude competitors from the marketplace. You should never make false statements regarding our competitors, nor obtain or use their proprietary information improperly.

As a basic rule, do not talk to competitors about our business or the competitor’s business. Of course, from time to time you may see competitors at industry seminars, pharmaceutical manufacturer meetings or perhaps even socially. In these situations, you cannot be expected to avoid all discussion. However, you must avoid discussing any of the following specific topics with competitors, whether relating to AdvancePCS’ or the competitor’s business:

•	past, present or future prices

•	pricing policies or strategies

•	specific requests from customers or potential customers

•	terms or conditions of contracts

•	choice of particular customers or markets

•	whether or how to deal with a customer or supplier, or a group of customers or suppliers

Antitrust issues can also arise with our customers, not just with our competitors. For example, a customer should not be obligated to buy a service that it does not want as a condition to purchasing a service that it does want.

Key Points

➢	Antitrust laws prohibit agreements and practices that discourage competition.

➢	Gather information about our competitors only from public sources that are freely available to others.

➢	Avoid even informal or casual conversations with competitors regarding prices or products.

➢	Always be certain that your comments about our competitors are factually accurate.

➢	If people are discussing topics that you think raise antitrust concerns, you should leave the room. Immediately contact the Law Department and get advice.

➢	Get advice from the Law Department if you are uncertain about how the antitrust laws apply to a specific situation.

In Action

Q: I am an AdvancePCS account executive. My neighbor sells for one of our competitors. One evening, we realized that our companies are both competing for the same client. My neighbor said that his company did not plan on changing its standard pricing structure. He then asked if AdvancePCS was planning on lowering its prices to make the sale. How should I respond to this kind of question?

A: Tell your neighbor that you cannot discuss our pricing strategy. You should explain that this type of conversation could jeopardize both companies. The next morning, report your conversation to the Law Department.

Q: I work in Sales. A prospective client has asked me to describe how our therapeutic interchange program is different from one of our competitors. Can I do this?

A: Yes. Just make sure you have obtained your information from publicly available sources and you represent the competitor’s program accurately.

Other Business Practices

Insider Trading

You may learn of material inside information about AdvancePCS or other companies with which we do business.

•	“Material information” means the information is significant enough to impact the value of that company’s stock, or to influence someone to buy or sell the stock. Examples of material information include sales data, projections of future earnings, proposed mergers or acquisitions, significant sales of assets or changes in management.

•	“Inside information” or “non-public information” is information that is generally not available through the news, television or Internet.

It is illegal for you to buy or sell stock or other securities in any company while possessing material inside information about that company, or to pass that information on to someone else who then buys or sells the stock. All non-public information about AdvancePCS should be considered confidential. Using this type of information for your own personal benefit is unethical and illegal.

More details regarding the Company’s policy on insider trading can be found in the Statement of Policy Regarding Insider Trading, located on ePlace.8

Key Points

➢	Only make securities trades based on publicly available information.

➢	Do not buy or sell the Company’s stock if you have material inside information.

➢	Do not share material inside information with another AdvancePCS employee who does not need the information to do their job.

[8]	From the ePlace home page: click on “Corporate” and on “Our Ethics.”

➢	Keep private any material inside information that you learn about AdvancePCS or any other company. Telling others only puts them at risk for insider trading too!

➢	Always get legal advice if you are not certain whether it is lawful to buy or sell securities that you own.

In Action

Q: While working at my desk, I overheard a co-worker say that AdvancePCS is going to announce higher than expected earnings for this quarter. I think that this would be an excellent time to buy some of our stock. Is that a problem?

A: It depends. If the information has not been released to the public already, then trading would not be permitted. However, if this information has already been released publicly (for example, the Company has issued a press release or made a filing with the Securities and Exchange Commission), then trading is allowed.

Business Records

Our business records are relied upon to produce complete, accurate, fair, timely and understandable reports to management, customers, shareholders, business partners, creditors and others. To make sure they are accurate and reliable, all documents, records and data entries must be prepared carefully and honestly.

The term “business records” is very broad. It includes patient data, invoices, purchase orders, expense vouchers, time sheets and all other business-related information. E-mail and voice mail messages are also business records owned by the Company.

Certain business records must be maintained for a specific period of time, based on legal and contractual requirements. You should know the specific rules for the business records in your area. You can obtain more information about specific records retention requirements from the Law Department or Information Security. Additionally, never destroy business records that are related to ongoing litigation or an official investigation.

If you receive a request for our business records (such as a subpoena), inform the Law Department immediately. They will provide instructions on how to respond to the request.

Key Points

➢	Business record is a broad term. It includes any business-related information such as patient data, purchase orders, expense reports, time sheets, e-mails and voice mail recordings.

➢	Use good judgment and common sense when preparing documents, particularly e-mails.

➢	Do not include guesses, hearsay or other nonfactual information in our business records.

➢	No false or misleading entries should ever be made in any of our business records, including financial records, expense reports, time sheets, quality reports or safety reports.

➢	Do not destroy documents unless you are following Company policy or you are otherwise directed to do so by the Law Department or Information Security.

➢	Refer to “Media, External and Governmental Contacts” for additional information about responding to information requests from third parties on Page x.

➢	Immediately report any possible problems in the preparation of Company records as directed in “Reporting Possible Problems” on Page x.

In Action

Q. A Company lawyer has asked for all of my business records related to one of our customers. I was told to include my e-mails and hand-written notes, even if they were on scratch paper or a Post-It®. I was even told to include a document (prepared by someone else) that I had marked with a highlighting pen! Are these business records?

A: Yes. The term “business record” is very broad. It includes ANY business record that you maintain as part of your job that represents tangible information like written, printed or recorded information or images.

Q. Is it true that deleted e-mails can be recovered?

A: Yes. Do not assume, because you have deleted your e-mail and emptied your “e-mail trash,” that an e-mail is gone forever. You should always use good judgment when preparing documents. You never know when or where the documents may resurface!

Q: I have a concern that we are not meeting one of our performance guarantees with one of our customers. Can I outline my concern in an e-mail to my manager?

A: It’s important to make sure your concern is addressed. Since you may not have all the facts that might be relevant to your concern, the best approach would be to discuss the issue in person with your manager. A personal conversation with your manager may draw out the additional information needed to address the concern. If the concern remains after talking with your manager, you should contact the Law Department. Again, personal conversations are highly recommended to resolve the concerns as efficiently as possible.

If you do raise your concern through e-mail, you should send the e-mail directly to one of the Company’s lawyers. You may copy your manager, but you should not copy anybody else. You should avoid guesses, hearsay or other nonfactual information when outlining your concerns.

Q: I have many documents that are no longer needed, and we have no storage space. They haven’t exceeded their document retention date, but I’m sure no one will ever need to see them again. Can I shred these records?

A: Do not destroy any business documents unless you are following Company policy. Ask your manager, the Law Department or Information Security about your options.

Professional Services

Employees in certain parts of the Company may be engaged in the practice of pharmacy, nursing, or medicine. This may include employees in our mail service pharmacies and specialty pharmacies, as well as employees that support our health improvement, pharmaceutical consultations and medical management initiatives. We understand the importance of, and strongly support, following the laws related to the practice of these licensed professions. Each profession has its own requirements that must be followed.

Practice of Pharmacy

Generally, the practice of pharmacy is defined in most states as any of the following activities:

•	Interpreting or evaluating prescription orders

•	Compounding or preparing prescription drug orders

•	Dispensing and labeling drugs and devices

•	Participating in drug selection and drug utilization reviews

•	Advising customers or members on therapeutic values, uses and hazards associated with drugs

•	Performing any of the acts necessary to operate a pharmacy

If you perform any of these activities, you must be a licensed pharmacist where AdvancePCS is licensed as a dispensing, non-dispensing or non-resident pharmacy.

To the extent that the law allows, a pharmacy technician may participate in certain activities when supervised by a licensed pharmacist. Other employees, particularly those who work with members, should know the boundaries of appropriate advice and counseling. Only licensed pharmacists may practice pharmacy.

Practice of Nursing

The practice of nursing generally includes providing direct patient care, either through patient contact (which could be by telephone) or as a consultant to another nurse or physician on a particular case. AdvancePCS employees should only engage in the practice of nursing if they are licensed nurses.

Practice of Medicine

Generally, the practice of medicine is defined in most states as either of the following activities:

•	Assessing a patient’s condition

•	Suggesting or performing specific actions to treat that condition

In administering pharmacy benefit plans, we do not routinely engage in the practice of medicine. If you are an AdvancePCS employee who performs either of these activities, you must be a licensed physician. If you work with members, be familiar with the boundaries of appropriate advice and counseling. Only licensed physicians may practice medicine.

Clinical Trials

Certain employees may be involved in conducting clinical trials, which are generally sponsored by pharmaceutical manufacturers. There are many laws, regulations, recognized clinical and ethical practices (e.g., ICH Guidelines and Good Clinical Practices) and contractual obligations that guide how we conduct our clinical research. Generally, the Food and Drug Administration (FDA) is the primary regulator of the conduct of clinical trials for drugs.

Employees that are involved in our clinical trials should be familiar with the specific policies that apply to their job duties (such as recruitment and retention of human subjects, informed consent, safety of human subjects, data integrity and scientific misconduct).

If you have questions about the laws, regulations, practices or contractual obligations related to your job duties, you should contact one of your site’s Principal Investigators. The Company’s Principal Investigators are licensed physicians.

Key Points

➢	Know whether or not your job requires you to have a professional license.

➢	Refrain from the practice of pharmacy, medicine or nursing if you lack the required license.

In Action

Q: As a Customer Service Representative, I handle phone calls from our members all the time. In addition to questions about benefit design and prescription refills, members ask about the drugs that they are taking. We are taught we should never be rude to a member. How am I supposed to tell a member that I can’t answer their questions about the drugs they are taking?

A: It’s always important to provide excellent customer service. Show empathy, but know your limits. You can always explain to a member that you are not a pharmacist and it’s in their best interest to talk to a licensed professional. Recommend that the member ask their physician or pharmacist about their prescriptions.

Working with Others

Treating Each Other With Respect

Equal Employment Opportunity

The diversity of AdvancePCS is a tremendous asset. Each of us must maintain a work environment that is free from discrimination. The Company is committed to creating equal opportunities for everyone. Your age, race, color, national origin, religion, sex, pregnancy, sexual orientation, disability, veteran status or any characteristic protected by relevant federal, state or local law does not have any bearing on your opportunities with the Company. This policy applies to all employees and applicants for employment. This policy also applies to all phases of employment, as well as all terms and conditions of employment.

The Company recruits, hires, develops and promotes employees based on the individual’s ability and job performance. In addition, the Company will make a reasonable accommodation to the known physical or mental limitations of an otherwise qualified individual with a disability or a covered veteran unless such accommodation would produce an undue hardship on the operation of our business.

Your actions and behaviors must demonstrate and confirm your respect for your colleagues and their contributions. We will not tolerate unlawful discrimination of any kind.

Harassment

You have the right to work in an environment that is free of unlawful intimidation and harassment. Employees and non-employees (such as visitors, customers or suppliers) may not harass you.

Harassment occurs when physical or verbal conduct demonstrates hostility toward an individual because of their age, race, color, national origin, religion, sex, pregnancy, sexual orientation, disability, veteran status or any characteristic protected by federal, state or local law that:

•	Creates an intimidating, hostile or offensive working environment,

•	interferes with an individual’s work performance or

•	otherwise adversely affects employment opportunities at AdvancePCS.

Sexual harassment can occur under many different circumstances. In general, sexual harassment occurs when:

•	Requests for dates, sexual favors, or other verbal or physical conduct of a sexual nature turn into a condition of employment or serve as the basis for employment decisions.

•	An intimidating, offensive, or hostile work environment results from unwelcome sexual advances, offensive jokes, or other insulting verbal and physical behavior.

If you experience any of the above behaviors, you should promptly report the situation to your manager or as otherwise directed in “Reporting Possible Problems” on Page x. We will investigate all reported concerns as promptly, fairly and confidentially as possible. No adverse action will be taken against you because you report perceived harassment or discrimination or because you provide information related to a complaint of harassment or discrimination.

For more information on diversity and harassment, you should refer to the AdvancePCS Employee Handbook on ePlace.9

Key Points

➢	Make sure that merit and good business considerations drive your actions—not bias.

➢	Promote a positive work environment by acting with respect and courtesy toward everyone.

➢	Use good judgment in professional and personal relationships with co-workers.

➢	Never display posters, calendars, computer screen savers or other materials that may be offensive or vulgar to others.

➢	Be careful about becoming involved in a workplace romance. Once someone says “no,” you should refrain from any further requests or advances. Never threaten to punish someone who refuses a request for a date.

In Action

Q: I feel like I’m being sexually harassed by one of my co-workers, but I don’t want to get him into any trouble. I just want him to stop leaving me notes and asking me out. What should I do?

A: First speak to your co-worker. If his actions continue, you should speak to your manager, Human Resources or call the ECHO Advisory Line. Your concerns will be investigated as promptly, fairly and confidentially as possible. The Company will intervene to make sure that any offensive behavior stops.

Q: Some co-workers have distasteful posters in their work areas. I find the posters chauvinistic and offensive. What should I do?

A: Talk to your co-workers and let them know how you feel. If they don’t remove these items, speak with your manager, Human Resources or call the ECHO Advisory Line. Posters may not be hung that demonstrate hostility toward females or any other legally protected class.

[9]	From the ePlace home page: click on “HR”, next click on “Forms & Policies,” and then click on “Employee Handbook.”

Safety and Health

AdvancePCS is committed to providing safe working conditions for you, as well as its contractors and visitors. The Company has established, and seeks to continuously improve, health and safety programs to ensure safe conditions.

You have an important part in keeping the Company’s working conditions safe. For example, you may not abuse alcohol or drugs while doing business for the Company or at Company-sponsored events. You may not possess a firearm or other weapon on Company property without prior authorization from Protective Services. The Company will not tolerate violent behavior. Violent behavior includes:

•	making threatening remarks,

•	causing physical injury to someone else,

•	intentionally damaging someone else’s property or

•	acting aggressively in a way that causes someone else to fear injury.

Become familiar with our safety rules and observe them at all times. You have a responsibility to help maintain a safe work environment and to perform your duties in accordance with all health and safety laws, regulations and Company policies.

For more information on the Company’s policies regarding safety and health, you should refer to ePlace.10 You should immediately report any unsafe conditions to your manager or Corporate Safety. In addition, any job-related injury or illness must be reported to your manager and Human Resources to comply with state and federal workers’ compensation laws.

Key Points

➢	Report all safety hazards, accidents and suspected violations of safety procedures to your manager or Corporate Safety.

➢	Drugs, weapons and unauthorized alcohol are not allowed in the work place.

➢	The Company will not tolerate violent behavior.

In Action

Q: I believe that one of my co-workers is drinking alcohol during her lunch break. She always comes back after the lunch break a little later than everyone else. Her speech is slurred and she smells like alcohol.

A. Any alcohol, no matter how small the amount, impairs a person’s ability to do their job. Drinking alcohol while at work means that your co-worker won’t be able to do her job properly. She may also endanger others around her. You should speak to your manager or Human Resources. You should not discuss the matter with other employees.

[10]	From the ePlace home page: click on “Department Sites”. next click on “By Department,” and then click on “Corporate Safety.”

Protecting Resources

Company Property

You are entrusted with Company resources to do your job. You must protect Company property, funds, information and records from theft, loss or damage.

Our communications systems (voice mail, e-mail, bulletin boards and computer systems) are also Company property and intended for business use. The Company has the right to review the information contained in these systems at any time.

You are encouraged to use the Internet and ePlace to help do your job. Within reasonable limits, you may use Company telephones or other resources, such as e-mail or the Internet for personal reasons as long as it doesn’t interfere with getting your work done. Any personal use of Company resources shall follow all relevant policies, such as the Internet Usage Policy (which can be found on ePlace11) and our harassment policy12.

Key Points

➢	Protect Company resources in the same way you would protect your own property.

➢	Communication systems (like e-mail and voice mail), and other Company resources, are intended primarily for business use.

➢	Be familiar with the Internet Usage Policy.*

➢	Safeguard your passwords and follow all directions about computer security.

➢	Software programs may not be copied for personal business, home use or shared with others.

In Action

[11]	From the ePlace home page: click on “Department Sites”, next click on “By Department,” and then click on “Information Security.”

[12]	In addition to the harassment policy contained in this ECHO Guide, there is additional information about the Company’s harassment policy in the Employee Handbook on ePlace. From the ePlace home page: click on “HR”, next click on “Forms & Policies,” and then click on “Employee Handbook.”

Q: May I use the Company’s photocopier to help a charity that I support? I only need 25 copies of an agenda for an upcoming meeting.

A. Company resources, like photocopiers and fax machines, should be used primarily for business purposes. You may use these resources for limited personal purposes, within reason. You should speak with your manager and request permission before using the copier for personal use.

Q: One of my colleagues spends most of his time surfing the Internet at the office and playing games on the computer. This doesn’t seem right to me.

A. Occasional, reasonable use of the Company’s phone system, e-mail, the Internet, and voice mail for personal reasons is acceptable provided that it does not interfere with getting your work done and is in accordance with other Company policies, like the Internet Usage Policy and our harassment policy. Excessive, unreasonable use of the Internet or game playing clearly is not permitted. If his behavior doesn’t change, ask your manager or Human Resources to get involved.

Intellectual Property

Our intellectual property is just as valuable as our other property. Intellectual property is anything that is invented, created or thought of to benefit the Company. It also includes trademarks and service marks, copyrights, patents and trade secrets. Trade secrets include information about the way we do business, the Company’s future plans and our customer and supplier relationships.

You have access to the Company’s intellectual property so you can do your job. You must keep this information confidential. You should not share it outside of the Company, nor use it for your own personal benefit.

Other companies also protect their intellectual property. You may not copy or disclose someone else’s intellectual property without their permission. You should only use someone else’s intellectual property if you have their written permission or if the information is publicly available without restriction. Generally, you are allowed to make a reasonable number of photocopies of selected copyrighted materials for internal use only.

Information and ideas can give us a competitive edge in the marketplace. Creative ideas should be protected just like any other valuable asset. When appropriate, new ideas and processes should be directed to the Law Department for consideration of patent, copyright or trade secret protection.

If you leave the Company, you must return all intellectual property. Of course, as an employee, you will have learned confidential and proprietary information, as well as trade secrets. You must continue to protect this information even after you leave.

Key Points

➢	Intellectual property is anything that is invented, created or thought of to benefit the Company.

➢	You should use someone else’s intellectual property only with their written permission.

➢	Only discuss the Company’s trade secrets with AdvancePCS employees that need the information to do their job.

➢	You must protect the Company’s intellectual property even after you leave AdvancePCS.

In Action

Q: I provide training to our sales representatives and would like to use a 30 second clip from a recent movie to illustrate a point. If I buy the video, can I use the clip?

A: Even if you buy the video, you should get permission from the copyright owner of the movie. You may have to pay a fee to use the clip.

Q: I’m taking a business strategy class and would like to write a paper on AdvancePCS’ approach to market expansion. Can I use information about our business plans and pharmacy networks if I promise to disguise the name of the Company?

A: No. These business ideas and processes are our intellectual property. If you disclose this information and someone later discovers it belongs to AdvancePCS, you could put the Company at a competitive disadvantage.

Q: I plan to leave AdvancePCS. During my tenure with the Company, I have developed an extensive customer contact database. I have also learned a lot about how our customers do business. Can I use this knowledge and database at my new job?

A: No. The customer information you obtained while at AdvancePCS is a Company trade secret. This trade secret information may not be shared with your new employer. You are not permitted to take an electronic copy or a printed copy of your database. Additionally, you should be very careful not to share information you learned about the Company’s customers with your new employer.

Media, External and Governmental Contacts

Our reputation is critical to our success. Communications about the Company should reflect a positive, consistent image. Refer all requests from external contacts to the Public Relations Department, the Law Department or Government Affairs. Do not answer questions from the media on your own. You should also refer all requests for speaking engagements to the Public Relations Department.

Sometimes our suppliers and consultants seek a public testimonial about their goods and services. Do not publicly endorse another’s products or services unless you have the prior written approval of the Public Relations Department or the Law Department. Sometimes third parties may want our perspective about a particular supplier we have used or product we have purchased. These requests should be forwarded to a vice president in your business unit for consideration and response.

Notify the Law Department immediately if you learn about any inspection, investigation or request for information from any outside organization. During an inspection or investigation, do not destroy or alter any documents, lie to or mislead an inspector or obstruct the collection of information. The Law Department will assist you in approving any information requested by an outside organization before it is released.

Key Point

➢	Refer all requests from external contacts to the Public Relations Department, the Law Department or Government Affairs.

➢	Do not answer questions from the media or investors about the Company.

➢	If you talk to the media about your outside interests, make it clear that any opinion you give is your own and does not represent the opinion of AdvancePCS.

➢	If you learn about an inspection, investigation or request for information, notify the Law Department immediately.

In Action

Q: I was approached by a business writer. He wants background information about a new health improvement product that AdvancePCS might release. I believe I can answer these questions without divulging too much. What should I do?

A. Refer the writer to the Public Relations Department. They will know what to say, how much to say and how best to say it.

Q: I was asked to participate in a survey that is being conducted by our local newspaper. The newspaper is trying to identify the top employers in our metropolitan area. I will receive a subscription to the newspaper for a month at no cost if I respond. I can do the survey from home on the Internet. Can I participate?

A. Yes. You are being asked to participate to give your perspective as an employee of a local employer, not as a Company spokesperson. Of course, you may not disclose any of the Company’s confidential or proprietary information in the survey either.

Q: A process server tried to give me a complaint that had been filed against the Company. What should I do?

A. You should not accept any documents from a process server, whether it is a complaint, a subpoena or any other kind of legal document. You should tell the process server you are not authorized to accept process on behalf of the Company. You should then call the Law Department and let them know about your interaction.

ECHO Glossary

Antitrust laws prohibit agreements and practices that eliminate or discourage competition.

Business Practices and Compliance Department administers the ECHO Program. The members of the department are always available to discuss your questions or concerns. To find out how to contact the Business Practices and Compliance Department, go to ePlace. From the ePlace home page, click on “Corporate,” next click on “Our Ethics” and then click on “Business Practices and Compliance Department.” You can also contact the department at 1-866-5ADVPCS (1-866-523-8727).

Chief Compliance Officer oversees the ECHO Program. The Chief Compliance Officer is always available to discuss your questions or concerns. To find out how to contact the Chief Compliance Officer, go to ePlace. From the ePlace home page, click on “Corporate,” next click on “Our Ethics” and then click on “Business Practices and Compliance Department.” You can also reach the Chief Compliance Officer at 1-866-5ADVPCS (1-866-523-8727).

Conflict of interest can occur when you have an outside interest, influence or relationship that interferes, or appears to interfere, with the best interests of AdvancePCS.

Credo on Patient Confidentiality is an important Company policy designed to protect patient-identifiable data. To read the Credo, go to ePlace. From the ePlace home page, click on “Corporate,” next click on “Our Ethics” and then go to “Selected Corporate Polices” and click on “Credo on Patient Confidentiality.”

ECHO Advisory Line is a resource to ask questions or raise concerns about our business practices. It is available 24 hours a day, 7 days a week and may be contacted directly at 1-866-5ADVPCS (1-866-523-8727).

Employee Handbook outlines important employment-related policies for the employees of AdvancePCS and its subsidiaries. Some of the policies covered in the ECHO Guide (like diversity and harassment) are also discussed in the Employee Handbook. To read the Employee Handbook, go to ePlace. From the ePlace home page, click on “HR,” next click on “Forms & Policies” and then click on “Employee Handbook.”

Harassment occurs when physical or verbal conduct demonstrates hostility toward an individual because of their age, race, color, national origin, religion, gender, pregnancy, sexual orientation, disability, veteran status or any characteristic protected by federal, state or local law.

Inside information is information that is generally not available to the public through the news, television or Internet.

Insider trading is buying or selling stock or other securities in any company while possessing material inside information about that company. It also includes sharing that information with someone else who then buys or sells the stock.

Intellectual property is anything that is invented, created or thought of to benefit the Company. It also includes trademarks and service marks, copyrights, patents and trade secrets.

Interactions with Pharmaceutical Manufacturers Policy is a policy to ensure the appropriateness of our employees’ interactions with pharmaceutical manufacturers. To read the policy, go to ePlace. From the ePlace home page, click on “Corporate,” next click on “Our Ethics” and then go to “Selected Corporate Polices” and click on “Interactions with Pharmaceutical Manufacturers Policy.”

Internet Usage Policy is a policy that outlines appropriate Internet usage in the work place. To read the Internet Usage Policy, go to ePlace. From the ePlace home page, click on “Department Sites”, next click on “By Department” and then click on “Information Security.”

Local ECHO representative is a locally based employee who can provide advice and information about the ECHO Program. To see if your location has a local representative, go to ePlace. From the ePlace home page, click on “Corporate,” next click on “Our Ethics” and then click on “Local ECHO Contacts.”

Kickback is the exchange of money, fees, commissions, credits, gifts, favors or anything of value in return for favorable treatment.

Material information means the information is significant enough to impact the value of a company’s stock, or to influence someone to buy or sell the stock.

No Retaliation Policy is an important policy that provides that no adverse action will be taken against you for reporting a possible problem or providing information related to a possible problem.

Sexual harassment is a form of harassment. It can occur when requests for dates, sexual favors, or other verbal or physical conduct of a sexual nature turn into a condition of employment or serve as the basis for employment decisions. It can also occur when intimidating, offensive, or hostile work environment results from unwelcome sexual advances, offensive jokes or other insulting verbal and physical behavior.

Statement of Policy Regarding Insider Trading contains more details regarding the Company’s policy on insider trading. To read the Statement of Policy, go to ePlace. From the ePlace home page, click on “Corporate,” next click on “Our Ethics” and then go to “Selected Corporate Polices” and click on “Statement of Policy Regarding Insider Trading.”

Acknowledgement

I have a copy of the ECHO Guide for Business Conduct. I understand that the master version of the ECHO Guide resides on ePlace.13

I understand my obligations to follow the ECHO Guide, as well as any other Company policies and laws that apply to my job duties. I am responsible for reporting any violations or suspected violations of this Guide that come to my attention, including any violations of the law or Company policy. I am also responsible for regularly checking the master version of the ECHO Guide on ePlace.*

There are several resources available to me to report a violation including: my management chain, Human Resources, a local ECHO representative, the Law Department, the Chief Compliance Officer, other members of the Business Practices and Compliance Department or the ECHO Advisory Line at 1-866-5ADVPCS (1-866-523-8727).

I understand that if I violate the ECHO Guide, the law or any other Company policy, or know about a violation and fail to report it, I may be subject to disciplinary action up to and including termination.

Typed or Printed Name	Date

Facility or Location

Business Unit

Signature

YOUR ELECTRONIC ACKNOWLEDGEMENT MUST BE SUBMITTED TO THE

BUSINESS PRACTICES & COMPLIANCE DEPARTMENT

[13]	From the ePlace home page: click on “Corporate” and the click on “Our Ethics.”

Inside of Back Cover

Our Values

Our values are the key to understanding our business conduct expectations. When all is said and done, how we act depends upon how well we live up to our values.

➢	Integrity…in all our interactions

➢	Customer focus…is everyone’s responsibility

➢	Accountability…for decisions and results

➢	Teamwork…with others creates opportunity for success

➢	Creativity and innovation…in developing new products and services

➢	Quality and continuous improvement…in all we do